UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2009

STEM CELL THERAPY INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-51931	88-0374180
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13406 Racetrack Road #233, Tampa, FL 33626

(Address of principal executive offices – zip code)

(813) 283-2556

(Registrant’s telephone number, including area code)

2203 N. Lois Avenue, 9th Floor, Tampa, FL 33607

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02        UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 5.03        AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On November 2, 2009, Stem Cell International Therapy, Inc. (the “Company”) entered into a Preferred Stock Purchase Agreement (the “Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company (the “Investor”), a copy of which is attached hereto as Exhibit 99.1. Pursuant to the terms of the Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through one or more tranche notices that the Investor purchase up to a total $5 million of the Company’s Series A Preferred Stock (“Preferred Stock”) at $10,000 per share. The Preferred Stock pays a dividend of 10% per annum, payable in additional shares of Preferred Stock, and is redeemable at the Company’s option at any time after the one year anniversary of initial issuance.

At Closing, the Company issued the Investor a warrant to purchase up to approximately 42 million shares of the Company’s common stock at an exercise price of $0.159 per share. The warrant vests with each tranche closing, with respect to an amount of shares equal to 135% of the dollar amount of the tranche in question, and the exercise price with respect to the shares vested adjusts to the closing price the trading day before the tranche notice date. The Company cannot draw on the facility until a registration statement covering the resale of the warrant shares is effective, and certain other conditions are satisfied. A copy of the warrant is attached hereto as Exhibit 99.2.

The Company paid the Investor $20,000 at closing to cover Investor’s legal fees, will pay a commitment fee in the amount of $250,000, in cash or shares of the Company’s common stock, at the closing of the first tranche.

On November 2, 2009, the Company filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Designation”), with the Nevada Secretary of State. A copy of the Designation is attached hereto as Exhibit 3(i).

The warrant was issued to the Investor pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Investor received current information relating to the Company and had the ability to ask questions about the Company. The warrant agreement contains an appropriate restrictive legend.

The descriptions of the Agreement, the warrant, and the Designation set forth herein are qualified in their entirety by the terms of the agreements, as attached hereto.

ITEM 7.01        REGULATION FD DISCLOSURE

On November 3, 2009, the Company issued a press release regarding the foregoing financing. A copy of the financing is furnished as Exhibit 99.1. The information in Exhibit 99.1 is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

3(i)	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock.

99.1	Preferred Stock Purchase Agreement, dated November 2, 2009

99.2	Warrant to Purchase Common Stock, dated November 2, 2009

99.3	Press Release dated November 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM CELL THERAPY INTERNATIONAL, INC.

By:	/s/ ANDREW J. NORSTRUD
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: November 3, 2009